Exhibit 99.4

Consent of Neal Cravens

I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Amira Nature Foods Ltd (the “Company”) as contemplated in the Company’s Registration Statement on Form F-1, as the same may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 28, 2012	/s/ Neal Cravens
Neal Cravens